UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2022

Sixth Street Lending Partners

(Exact name of Registrant as specified in its charter)

Delaware	814-01543	88-1710161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 McKinney Avenue, Suite 1500 Dallas, Texas		75201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (469) 621-3001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2022 (the “Closing Date”), Sixth Street Lending Partners, a Delaware statutory trust (the “Company”) entered into a revolving credit agreement (the “Credit Facility”) with Wells Fargo Bank, National Association (“Wells Fargo”) as administrative agent (the “Administrative Agent”) and as the lender.

The maximum principal amount of the Credit Facility is $400 million, subject to availability under the borrowing base, which is based on unfunded capital commitments. The Credit Facility includes a provision permitting the Company to increase the size of the Credit Facility under certain circumstances up to a maximum principal amount not to exceed $1.5 billion, if the existing or new lenders agree to commit to such increase. Borrowings under the Credit Facility bear interest, at the Company’s election at the time of drawdown, at a rate per annum equal to (i) in the case of loans denominated in dollars, at the Company’s option (a) an adjusted Daily Simple SOFR rate plus 1.70%, (b) an adjusted Term SOFR rate for the applicable interest period plus 1.70% and (c) in the case of reference rate loans, 0.70% plus the greatest of (1) a prime rate, (2) the federal funds rate plus 0.50% and (3) the adjusted Daily Simple SOFR plus 1.00%, (ii) in the case of loans denominated in euros or other alternative currencies (other than sterling), the adjusted Eurocurrency Rate for the applicable interest period plus 1.70% or (iii) in the case of loans denominated in sterling, the adjusted SONIA rate plus 1.70%. SOFR loans are subject to a credit spread adjustment ranging from 0.10% to 0.25% and SONIA loans are subject to a credit spread adjustment of 0.0326%. Loans denominated in dollars may be converted from one rate applicable to dollar denominated loans to another at any time at the Company’s election, subject to certain conditions. The Company also will pay an unused commitment fee of 0.25% per annum on the unused commitments.

The Credit Facility will mature upon the earliest of: (i) the date two (2) years from the Closing Date (the “Stated Maturity Date”); (ii) the date upon which the Administrative Agent declares the obligations under the Credit Facility due and payable after the occurrence of an event of default; (iii) forty-five (45) days prior to the date on which the Company’s ability to call capital commitments for purposes of repaying the obligations under the Credit Facility is terminated; and (iv) the date the Company terminates the commitments pursuant to the Credit Facility. At the Company’s option, the Stated Maturity Date may be extended by up 364 days, subject to satisfaction of customary conditions.

The Credit Facility is secured by a perfected first priority security interest in the Company’s rights, titles, interests and privileges in and to the capital commitments of the Company’s investors, including the Company’s right to make capital calls, receive and enforce capital contributions, exercise any remedies and claims related thereto together with all proceeds and related rights of any and all of the foregoing, and a pledge of the collateral account into which capital call proceeds are deposited.

The Credit Facility contains customary covenants and events of default (with customary cure and notice provisions).

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sale of Equity Securities.

On August 31, 2022, the Company sold unregistered common shares of beneficial interest in the Company, par value $0.001 (the “Shares”), to certain investors pursuant to subscription agreements entered into between the Company and each of such investors. The offer and sale of the Shares was exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act, Regulation D thereunder, and/or Regulation S thereunder. The following table details the amount of Shares sold and consideration therefor:

Date of Unregistered Sale	Amount of Shares	Consideration
August 31, 2022	2,205,694	$55,142,435

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Revolving Credit Agreement, dated as of September 1, 2022, by and among Sixth Street Lending Partners and Wells Fargo Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIXTH STREET LENDING PARTNERS

Date: September 6, 2022	By:	/s/ Ian Simmonds
	Name:	Ian Simmonds
	Title:	Chief Financial Officer